Exhibit 99.2

MEDIA RELEASE

January 10, 2005

ADVANCED POWER TECHNOLOGY COMPLETES
PREVIOUSLY ANNOUNCED ACQUISITION
OF POWERSICEL, INC.

Bend, Oregon, Advanced Power Technology, Inc. (NASDAQ: APTI), a leading supplier of high performance power semiconductors used in the conditioning and control of electrical power for both switching and RF applications, today announced that it has acquired the business and assets of PowerSicel, Inc for approximately $5.4 million in cash, 63,525 APT stock options in exchange for the PowerSicel stock options and 19,402 APT stock options for the retention of key employees.

The transaction is consistent with APT’s objective of expanding its technology leadership in high power high frequency RF Power and Switching Power, including through strategic acquisitions. PowerSicel’s expertise in Silicon Carbide and other compound semiconductor complements APT’s current portfolio of RF products which operate at frequencies ranging from 1 MHz to 4 GHz and are sold into applications such as semiconductor capital equipment, medical imaging, radar, avionics and wireless communications. In addition to innovative technology, the acquisition of PowerSicel, combined with the previous acquisition of Zeus Semiconductor in September 2004, brings to APT a very talented team of engineers, eight with PhD’s and four with Masters degrees, providing critical mass in compound semiconductor Research & Development.

PowerSicel will be renamed Advanced Power Technology Colorado and will operate as the Advanced Technology Center for the Company. John Torvik, PowerSicel President and CEO will now report to Patrick Sireta, APT’s President and CEO, as Vice-President, Boulder Advanced Technology Center.

Patrick Sireta, APT’s Chief Executive Officer said, “Our existing and future business, in both RF Power and Switching Power, is based largely on proprietary and innovative products. I’m very excited about the additional technology and new product capability this acquisition brings to us and expect that APT will introduce its first new SiC products by or before the end of 2005.”

About Advanced Power Technology

With operations in Bend, Oregon, Santa Clara, California, Montgomeryville, Pennsylvania and Bordeaux France, APT is a leading supplier of power semiconductors for RF, Microwave, Linear, and Switchmode Applications. For additional information on Advanced Power Technology, visit its website at www.advancedpower.com.

About PowerSicel Inc.

PowerSicel, Inc. is a Boulder, Colorado based company that was spun off from the University of Colorado and Astralux, Inc. in 2001 with a mission to commercialize enabling SiC power electronics with significant performance and cost enhancements over both conventional and future technologies.

Safe Harbor Statement

Except for historical information contained herein, the matters discussed in this press release are forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  APT cautions that such statements are subject to a number of uncertainties, and actual results may differ materially.  Factors that could affect the Company’s actual results include the ability of subcontractors to meet their delivery commitments; unfavorable changes in industry and competitive conditions; the Company’s mix of product shipments; the accuracy of customers forecasts; the effectiveness of the Company’s efforts to control and reduce costs; and other uncertainties disclosed in the Company’s filings with the Securities and Exchange Commission including our Form 10-K filed on March 10, 2004.  The Company assumes no obligation to update the information in this release.

Company Contact:

Greg M. Haugen

Vice President, Finance and

Administration and CFO

Tel:  (541) 382-8028

Fax:  (541) 389-1241

E-Mail: ir@advancedpower.com